CannaSys, Inc. Provides Cannabis Industry with Branded Gift Cards

Denver, CO / November 25, 2014 / CannaSys, Inc. (OTC Bulletin Board: TTNS), announces that it is providing the first in nation private label branded gift cards to the cannabis industry.  As the cannabis industry normalizes, the Company believes it can fulfill the needs of the industry by providing branded gift cards to create customer loyalty and to allow retailers more traditional product offerings.  CannaSys, Inc. is providing the branded gift cards through its technology CannaCash.

The branded gift cards are currently in eight Colorado dispensaries and the Company is discussing the gift card program with dispensaries in the states of Washington and California.

According to the National Retail Federation Survey released November 13, 2014, the growth in gift card popularity will “top all previous records.”  The NRF survey stated, “the average person buying gift cards will spend $172.74, up from $163.16 last year.”

Dank - Colorado (www.dank-colorado.com) Dispensary owner Jay Griffin stated, “Offering a branded gift card provides Dank an affordable marketing promotion where our customers help us expand our brand.”

About CannaSys, Inc.

CannaSys, Inc. creates, develops, and commercializes innovative technology to solve problems, create opportunities, and streamline the connections among producer, seller, and consumer/patient segments in the cannabis industry.  CannaSys has developed three core offerings to date and is working for industry adoption and monetizing the current set of software and service offerings.  CannaSys plans to develop, acquire, and build partnerships in order to bring innovative software solutions to market in both established and developing medical and recreational cannabis states.  For further information, please visit www.cannasys.com.

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements.  Investors are cautioned that such forward-looking statements involve risks and uncertainties, including continued acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, the Company's dependence on third-party suppliers, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

Contact:

CannaSys, Inc.
Daniel Rogers
Tel:  1-800-420-4866
Email: dan@cannasys.com
Web:  www.cannasys.com